AMENDED AND RESTATED

OPERATING EXPENSE LIMITATION AGREEMENT

DIREXION FUNDS - HILTON TACTICAL INCOME FUND

THIS OPERATING EXPENSE LIMITATION AGREEMENT (the “Agreement”), was made as of August 24, 2017, and amended and restated as of August 22, 2018, by and between DIREXION FUNDS, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of the series listed on Appendix A hereto (“Fund”), as such schedule may be amended from time to time, and the adviser of the Fund, Rafferty Asset Management, LLC, a New York limited liability corporation (the “Adviser”), and is further amended and restated as of April 1, 2021, by the Trust, Adviser and Hilton Capital Management LLC (“Subadviser”), to be effective as to the Fund as of the effective date listed on Appendix A.

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of all of its expenses, including pursuant to a certain Investment Advisory Agreement and Management Services Agreement between the Adviser and the Trust with respect to the Fund;

WHEREAS, Subadviser provides certain investment subadvisory services to the Fund pursuant to a certain Subadvisory Agreement between the Adviser and Subadviser;

WHEREAS, the Adviser, and not the Fund, pays Subadviser a subadvisory fee for services rendered pursuant to the Subadvisory Agreement out of any fee it earns under the Investment Advisory Agreement; and

WHEREAS, the Adviser and Subadviser desire to limit the Fund’s Total Annual Fund Operating Expenses (as that term is defined below in Paragraph 2 of this Agreement) pursuant to this amended and restated Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser and Subadviser to implement such limit;

NOW THEREFORE, in consideration of the covenants and the mutual premises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.

Limit On Total Annual Fund Operating Expenses. The Adviser hereby agrees to limit or to cause Subadviser to limit the Fund’s Total Annual Fund Operating Expenses to the annual rate, expressed as a percentage of the Fund’s average daily net assets, set forth in Appendix A (the “Annual Limit”). In the event that the Total Annual Fund Operating Expenses of the Fund, as accrued monthly, exceed the Annual Limit (the amount of such excess, the “Reimbursement”), the Adviser will waive its fee under the Investment Advisory Agreement and/or Management Services Agreement and cause Subadviser to waive its fee under the Subadvisory Agreement; and, further, within 30 days of receiving notice of any Reimbursement, the Adviser will pay or cause Subadviser to pay Fund expenses to the extent necessary to cover the Reimbursement.

2.

Definition. For purposes of this Agreement, the term “Total Annual Fund Operating Expenses” with respect to the Fund is defined to include all fees and expenses of the Fund necessarily or appropriately incurred in connection with the operation of the Fund (“Other Expenses”). For avoidance of doubt, the term “Other Expenses” does not include any front-end or contingent deferred sales load, taxes, swap financing or related costs, direct or indirect fees and expenses of options or an option counterparty or management or sponsor fees associated with obtaining exposure to various assets, dividends or interest on short positions, other interest expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization, acquired fund fees and expenses, extraordinary expenses such as indemnification and litigation, or any other similar expense (“Excluded Expenses”). The Adviser at its sole discretion may pay, reimburse or otherwise assume such Excluded Expense(s), in which case such Excluded Expense(s) will be subject to recoupment by the Adviser pursuant to Paragraph 3 hereof. For purposes of this Paragraph 2, the term “acquired fund fees and expenses” means the indirect fees and expenses that the Fund incurs as a result of investing in the shares of other investment companies.

3.

Recoupment. The Adviser has the right to recoup from the Fund the full amount of any Reimbursement waived or paid by the Adviser or Subadviser to the Fund pursuant to this Agreement, provided that such recoupment is made within three years of the Reimbursement and the recoupment does not cause the Fund’s Total Annual Fund Operating Expenses to exceed the lesser of (i) the Fund’s Annual Limit at the time of the Reimbursement and (ii) the Fund’s Annual Limit at the time of the recoupment. To the extent that, pursuant to Paragraph 1, the Adviser caused Subadviser to waive its fee under the Subadvisory Agreement or pay a Reimbursement, any recoupment will be shared by the Adviser and Subadviser, pro rata, based on the fees that each waived and the Reimbursements that each paid, which are then subject to recoupment.

4.	Term. The Annual Limit shall be in effect for each Fund until the termination date indicated on Appendix A, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.

Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust (“Board”), on behalf of the Fund, upon notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board. This Agreement automatically will terminate if the Investment Advisory Agreement or Subadvisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s or Subadvisory Agreement’s termination. No shareholder approval is required to terminate or amend this Agreement.

6.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.

Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles hereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any applicable federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

9.

Amendments. The parties may amend Appendix A to this Agreement from time to time to add or delete Funds and, subject to Paragraph 5 hereof, to update the termination date of the Annual Limit with respect to the Fund by including such changes in an updated Appendix A.

10.

Binding Effect. A copy of the Declaration of Trust establishing the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only up on the assets and property belonging to the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

DIREXION FUNDS		RAFFERTY ASSET MANAGEMENT, LLC

By:	/s/ Patrick Rudnick	By:	Angela Brickl
Name:	Patrick Rudnick	Name:	Angela Brickl
Title:	Chief Financial Officer	Title:	General Counsel/CCO
Date:	7/7/2021	Date:	4/1/2021

HILTON CAPITAL MANAGEMENT, LLC

By:	/s/ Barbara Martens
Name:	Barbara Martens
Title:	CCO
Date:	4/1/2021

Dated: April 1, 2021

APPENDIX A

Amended and Restated

Operating Expense Limitation Agreement

Direxion Funds – Hilton Tactical Income Fund

Rafferty Asset Management, LLC (“RAM”) has contractually agreed to waive all or a portion of its management fee and/or reimburse the Hilton Tactical Income Fund (the “Fund”) for Other Expenses or will cause Hilton Capital Management, LLC to waive all or a portion of its subadvisory fee and/or reimburse the Fund for Other Expenses for as long as RAM serves as the investment adviser for the Fund , to the extent that the Fund’s Total Annual Fund Operating Expenses exceed the rate, expressed as a percentage of the Fund’s average daily net assets, listed below.

Investor Shares
Fund	Expense Cap
Hilton Tactical Income Fund	1.12%

Institutional Class Shares
Fund	Expense Cap
Hilton Tactical Income Fund	0.87%

Dated: April 1, 2021

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